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                                                                  EXHIBIT 99.1
                                                                 Press Release


                SEPRACOR IS NOTIFIED OF NOT-APPROVABLE ACTION FOR
                         SOLTARA(TM) BRAND TECASTEMIZOLE

MARLBOROUGH, Mass., Mar 7, 2002 / PRNewswire-FirstCall via COMTEX/ -- Sepracor Inc. (Nasdaq: SEPR) today announced that it was informed by the U.S. Food and Drug Administration (FDA) on March 6, 2002, that it intends to issue a "not approvable" letter for the New Drug Application (NDA) for SOLTARA(TM) brand tecastemizole 15 mg and 30 mg capsules. A "not approvable" letter is issued if the FDA believes that the application contains insufficient information for an approval action.

The FDA identified three issues that are not adequately addressed in light of certain aspects of the drug's pharmacokinetics and potential for accumulation in tissue. Two of the issues pertained to observations from safety studies in animals that were not observed in humans: phospholipidosis (an adaptive storage response to drug administration) and cardiomyopathy (a pathologic condition of the heart muscle). A third tissue concerned the need for additional assurance of the absence of any potential for QTc prolongation (an effect on electrical impulse conduction in the heart).

It is Sepracor's interpretation of the FDA's concerns that, as a result of tecastemizole's long terminal elimination phase in both normal and cardiac-compromised patients, a review of the kinetic data in man suggests Separcor's safety evaluations were not of sufficient duration to provide adequate safety data at tissue steady-state.

Due to SOLTARA's extended elimination phase, the FDA also concluded that additional evaluation of tissue concentrations of the drug after prolonged exposure were needed to quantify the potential for tecastemizole accumulation in target organs. The Company has requested a meeting with the FDA to discuss the requirements for resolution of identified issues concerning the NDA.

"This communication comes as a major disappointment, as we believed throughout the process that we would receive an approvable letter," said Timothy J. Barberich, Chairman and Chief Executive Officer. "We are re-evaluating our operations to take account of this material development and will communicate further when we have clarification from the FDA, and have decided how to proceed. We had anticipated that SOLTARA would account for a significant part of our revenues in 2002 and beyond. However, at this point it is unlikely that SOLTARA will be commercialized for at least a year, and our guidance is therefore to remove both the revenue and expense associated with this product from financial models."

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits, and successful development of the Company's pharmaceuticals under development. Among the factor that could cause actual results to differ materially from those indicated by such forward-looking


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statements are: the submission, acceptance, and approval of regulatory filings;
the results of clinical trials with respect to products under development; and certain other factors that may affect future operating results and are detailed in the company's periodic reports filed with the Securities and Exchange Commission.

Soltara is a trademark of Sepracor Inc.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960 or visit the website at www. sepracor.com.

SOURCE Sepracor Inc.

CONTACT: David P. Southwell, Chief Financial Officer, or Jonae R. Barnes, Vice President, Investor Relations, of Sepracor Inc., +1-508-481-6700.